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                                                                    EXHIBIT 10.5

                               CORVIS CORPORATION
                               8320 Guilford Road
                               Columbia, MD 21046



                                 July 22, 1999


Glenn Falcao
1019 N. Wellonsburg Place
Apex, NC 27502

     Re: Employment Agreement
         --------------------

Dear Glenn:

     This will confirm our understanding as to the terms of your employment by Corvis Corporation (the "Company"):

     1.   Position.  You will be employed as Executive Vice President of the
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Company, effective as of July 26, 1999 (the "Effective Date").

     2.   Salary.  Your initial base salary will be at the annual rate of
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$165,000, subject to increase at the discretion of the Board of Directors of the
Company ("Board"), and will be payable in accordance with the Company's policies for its senior executives. We will also pay you a signing bonus of $120,000 payable in 18 equal monthly installments with the payment of such bonus being contingent on your continued employment by the Company, except as otherwise set out in this Letter Agreement.

     3.   Benefits.  The payments provided to you under Paragraph 2, are in
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addition to any other benefits to which you may be, or may become, entitled under any of the Company's group hospitalization, health, dental care, and/or sick-leave plans; life, other insurance and/or death benefit plans; travel and/or accident insurance plans; deferred compensation plans; capital accumulation programs; retirement income and/or pension plans; supplemental pension plans; excess benefit plans; stock option, short- and long-term disability programs; and other present and future group employee benefit plans and programs for which the Company's key employees, including you, are or shall become eligible. Nothing in this Agreement shall require the Company to adopt any such plans or programs or to maintain any benefits thereunder at any specific level. You shall be entitled to participate in or receive benefits under any employment benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plan or arrangement and at a level generally commensurate with such other executives and key management employees.

As of the Effective Date you shall be entitled to a combined vacation and sick leave in the amount of 15 days per year, consistent with Company policies.

     The Company will guarantee a loan for up to $200,000 for a home purchase or remodeling. The Company will pay the interest on the $200,000 loan for a period of two years. You will be responsible, however, for the repayment of the principal of the loan. The Company will work with you to structure such guarantee to fit your desired financing structure.

     The Company agrees to indemnify you for up to $400,000 that you may become obligated to pay Nortel pursuant to a "claw-back" or similar provision that compels disgorgement of stock option profits upon commencement of work for a competitor of Nortel. The Company would have the right to defend you against such claims. You would be obligated to repay the Company any amounts the Company is obligated to pay under this paragraph upon the occurrence of an IPO or a change of control of the Company, to the extent you receive after tax consideration in cash or stock equal to or greater than the reimbursement to which the Company is entitled.

     Within two days after the Effective Date, the Company agrees to pay you a relocation allowance of $60,000, grossed up to cover associated tax costs.

     4.   Options.  Effective as of the Effective Date, the Company will grant
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you options to purchase 300,000 shares of Common Stock of the Company with an exercise price of $4.08 per share pursuant to the terms of the incentive Stock Option Agreement attached as Exhibit A hereto. The Company agrees to loan within one week after the Effective Date an amount equal the exercise price of the options.

     5.   Severance.
          ---------

          (a) Termination Other Than for Cause.  If at any time during the
              --------------------------------
period ending three years after the Effective Date the Company terminates you as an employee other than for "cause" (as such term is hereinafter defined) or if your employment with the Company terminates during such period as a result of death or disability, you or your designated beneficiary will be entitled to receive an amount equal to your monthly base salary (plus the monthly payments for unpaid portions of the signing bonus) as of the date of such termination ("Termination Date"), payable monthly until the earlier to occur of (i) the date three years after the Effective Date, (ii) or one year after the Termination Date and (iii) your commencing full-time employment, or a substantially full-time consulting position, with another person or entity other than the Company; but only if you execute and do not revoke a General Release in the form attached hereto as Exhibit B. If you commence part-time employment or a part-time consulting position, the amount the Company is obligated to pay pursuant to the preceding sentence shall be reduced by the amount you earn from such part-time employment or from your part-time consulting position. You will also be entitled to continue to receive all medical and life insurance benefits that you were receiving at the Termination Date, for such period.

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

          (b) Termination for Cause.  If you are terminated for cause or if you
              ---------------------
terminate your employment with the Company, you shall only receive your base salary owing to you through the Termination Date and shall not be entitled to any additional payments from the Company.

          (c) Cause.  For purposes of this Agreement, the term "cause" shall
              -----
mean (i) an act of embezzlement or conversion to your own use of any property or business opportunity of the Company; (ii) your willful misfeasance or nonfeasance of duty intended to injure or materially injuring the reputation, business, or business relationships of the Company; (iii) your conviction upon a charge of any crime involving moral turpitude or upon conviction of, or indictment for, or entering of a guilty plea or plea of no contest with respect to, a felony; (iv) your failure, neglect, or refusal to substantially perform your duties and responsibilities following written notice from the Company specifically identifying the manner in which you have not substantially performed your duties; (v) your abuse of alcohol or drugs (legal or illegal) that, in the Board's sole and absolute judgment, is deemed to materially impair your ability to perform your duties hereunder; or (vi) your material breach of any of the covenants contained in this letter.

          (d) Release.  You agree that, in consideration of the severance
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payment to be made to you under Paragraph 5(a) of this letter, you will execute the general release annexed hereto as Exhibit B, which you understand is a condition to your receiving such payment.

     6.   Covenants.
          ---------

          (a) Restrictions Upon Termination Within Three Years of Effective
              -------------------------------------------------------------
Date. In consideration of the amounts to be paid to you by the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged if your employment with the Company or any of its affiliates or subsidiaries terminates for any reason (other than death or termination by the Company without cause) within three (3) years of the Effective Date, for a period of one (1) year beyond the "Termination Date" you shall not directly or indirectly, for yourself or on behalf of or in conjunction with any other person, company, partnership, business, group, venturer, or other entity (each, a "Person"):

               (i) be employed by or otherwise associated, as a technician, officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative of the CIENA Corporation ("CIENA");

               (ii) employ or solicit any person who is, on the Termination Date, or has been, within one year prior to the Termination Date, an employee of the Company or any affiliate or subsidiary; or

               (iii) call upon any person who or that is, on the Termination Date, or has been, within one year prior to the Termination Date, a customer of the Company or an affiliate or a subsidiary for the purpose of
     (A) soliciting or selling services in competition with services that the Company or an affiliate or a subsidiary offers or has under development on the Termination Date, or (B) causing any such customers to refrain from doing business with or patronizing the Company or an affiliate or a subsidiary.

          (b) Permitted Investments.  The foregoing covenants shall not be
              ---------------------
deemed to prohibit you from acquiring as an investment not more than one percent of the capital stock of CIENA.

          (c) Severability.  The covenants in this Paragraph 6 are severable and
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separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provisions of this Paragraph 6 relating to the time period of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period that such court deems reasonable and enforceable, said time period shall be deemed to be, and thereafter shall become, the maximum time period that such court deems reasonable and enforceable and this letter shall automatically be considered to have been amended and revised to reflect such determination.

          (d) Independence.  The existence of any claim or cause of action
              ------------
against the Company, whether predicated on this letter or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Paragraph 6. It is specifically agreed that the periods of time stated at the beginning of this Paragraph 6, during which the agreements and covenants made by you in this Paragraph 6 shall be effective, shall be computed by excluding from such computation any time during which you are in violation of any provision of this Paragraph 6.

          (e) Your Agreement.  You have carefully read and considered the
              --------------
provisions of this Paragraph 6 and, having done so, agree that the restrictive covenants in this Paragraph 6 impose a fair and reasonable restraint on you and you are reasonably required to comply with such covenants to protect the interests of the Company.

          (f) Injunctive Relief.  You acknowledge that any remedy at law for
              -----------------
breach of the provisions of this letter may be inadequate, and that, in the event of a breach of this Paragraph 6 by you, any remedy at law would be inadequate in that any such breach would cause irreparable competitive harm to the Company. Consequently, in addition to any other relief that may be available, a court may order temporary and permanent injunctive relief, including, without limitation, specific performance, and other equitable relief, without the necessity of the enforcing party proving actual damages and without regard to the adequacy of any remedy at law to prevent or redress the violation of any of Employee's obligations under this Paragraph 6.

     7.   Miscellaneous.
          -------------

          (a) Employee-at-Will Status.  You expressly acknowledge that you are
              -----------------------
an employee-at-will of the Company, subject to the Company's obligation to pay severance pursuant to Paragraph 4.

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

          (b) No Prior Agreements.  You hereby represent and warrant to the
              -------------------
Company that the execution of this letter by you, your employment by the Company, and the performance of your duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, you agreed to indemnify and hold harmless the Company, its affiliates, or subsidiaries and each of the officers and representatives of the Company, each affiliate and each subsidiary for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or its subsidiaries or affiliates, based upon or arising out of any non-competition agreement, secrecy, or other agreement between you and such third party.

          (c) Assignment; Binding Effect.  You understand that you have been
              --------------------------
selected for employment by the Company on the basis of your personal qualifications, experience, and skills. You agree, therefore, that you cannot assign or delegate all or any portion of your performance hereunder. This letter may not be assigned or transferred by the Company without your prior written consent. Subject to the preceding two sentences, this letter shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if you accept employment with a subsidiary or affiliate of the Company, unless you and your new employer agree otherwise in writing, this letter shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional beneficiary of the covenants contained herein, as appropriate), such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

          (d) Entire Agreement.  This Agreement, the Proprietary Information and
              ----------------
Inventions Agreement and the Stock Option Agreement between the Company and you contain the entire understanding between the parties hereto. To the extent that you had any prior oral or written employment agreement or understanding with the Company, this letter shall automatically supersede such agreement or understanding, and upon execution of this letter by you and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

          (e) Waiver.  Either you or the Company may by written notice to the
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other (i) extend the time for the performance of any of the obligations or other actions of the other under this letter; (iii) waive compliance with any of the conditions or covenants of the other contained in this letter; and (iii) waive or modify performance of any of the obligations of the other under this letter. Except as provided in the preceding sentence, no action taken pursuant to this letter, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this letter shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise that right or privilege at any subsequent time or times hereunder.

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

          (f) Amendment.  This letter may be terminated, amended, modified, or
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supplemented only by a written instrument executed by you and the Company.

          (g) Governing Law.  The provisions of this letter shall be governed by
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and construed in accordance with the law of the State of Maryland, regardless of the law that might be applied under principles of conflict of laws.

          (h) Consolidation, Merger, or Sale of Assets.  Nothing in this letter
              ----------------------------------------
shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation, corporations, or partnership. Upon such a consolidation, merger, or transfer of assets and the assumption by the acquirer of the Company's obligations under this letter, the term "the Company," as used herein, shall mean such other corporation or corporations, or partnership, and this letter shall continue in full force and effect and such other corporation or corporations shall be liable for all obligations of the Company under this letter.

          (i) No Duty to Mitigate.  Except as otherwise provided herein, you
              -------------------
shall not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by you offset in any manner the obligations of the Company hereunder.

          (j) No Attachment.  Except as required by law, no right to receive
              -------------
payments under this letter shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or the execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          (k) General Creditor.  All payments required hereunder shall be made
              ----------------
from the Company's general assets and you shall have no rights greater than the rights of a general creditor of the Company, except as required by law.

          (l) Notices.  All notices and other communications required or
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permitted to be given under this letter shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, return receipt requested, first-class postage prepaid, or by overnight delivery service, fee prepaid, to the parties to this letter at the following addresses:

          if to the Company at:

          CORVIS Corporation
          8320 Guilford Road
          Columbia, MD 21046
          Attention: David R. Huber, President

          and

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

          if to you, at your home address

or to such other address as either party to this letter shall have last designated by notice to the other party. All such notices and communications shall be deemed to have been received on the earlier of the date of receipt or the third business day after the date of mailing thereof.

          (m) Venue.  You irrevocably consent to the jurisdiction of the courts
              -----
located in the State of Maryland to resolve any claim or controversy relating to this letter. Each proceeding shall be heard by federal or state courts located in the State of Maryland.

          (n) Paragraph and Other Headings.  The paragraph and other headings
              ----------------------------
contained in this letter are for reference purposes only and shall not affect the meaning or interpretation of this letter.

          (o) Withholding of Taxes.  The Company may withhold from amounts
              --------------------
required to be paid to you hereunder any applicable federal, state, local, and other taxes with respect thereto; provided, however, that the Company shall promptly pay over the amounts so withheld to the appropriate taxing bodies and provide to you appropriate statements on forms prescribed for such purposes on the amounts so withheld.

          (p) Severability.  If, for any reason, any provision of this letter is
              ------------
held invalid, such invalidity shall not affect any other provision of this letter not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision of this letter shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this letter, shall to the full extent consistent with law continue in full force and effect.

          (q) Counterparts.  This letter may be executed in any number of
              ------------
counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     Please acknowledge your understanding of, and agreement with, the foregoing by signing your name in the space indicated below, whereupon this letter will become a binding agreement upon the parties.

                                                 Very truly yours,

                                                 CORVIS CORPORATION


                                                 /s/ David R. Huber
                                                 ------------------------------
                                                 By: David R. Huber
                                                 Its: President

Agreed to and acknowledged as of the date first written above:


/s/ Glenn Falcoa
------------------------
     Glenn Falcoa

                                   EXHIBIT A

                            FORM OF GENERAL RELEASE

     The undersigned (hereinafter the "Terminated Employee") hereby releases, discharges and acquits CORVIS Corporation (the "Company"), its subsidiaries and affiliates, and the Company's and its subsidiaries' and affiliates' agents, employees, stockholders, directors, officers, successors, attorneys and assigns (collectively, "Releasees") from any and all claims, demands, liabilities or causes or action, known or unknown, against Releasees or any of them, which the Terminated Employee now owns or holds or will own or hold at any time in the future, by reason of any action, matter, cause or thing whatsoever related to the termination of the Terminated Employee's employment with the Company or in any way related to the employment relationship between the Terminated Employee and the Company and/or arising out of the termination of that employment or relationship, including but not limited to any and all claims pursuant to the Age Discrimination in Employment Act, Americans with Disabilities Act of 1992, the Civil Rights Act of 1969, 29 U.S.C. Section 621 et seq. and any other
                                                    -- ---
applicable law, statute, code or ordinance. It is the intention of the Terminated Employee in executing this General Release that the general release provided for herein shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified, and shall extend to claims that the Terminated Employee does not know or suspect to exist in his or her favor at the time of executing this General Release, which if known by the Terminated Employee might have materially affected his or her entering into this General Release.

     The Terminated Employee acknowledges that he or she is aware that he or she may hereafter discover facts different from or in addition to those he or she now knows or believes to be true with respect to the matters herein released and the Terminated Employee agrees that this General Release shall be and remain in effect in all respects as a complete general release notwithstanding any such different or additional facts.

     The Terminated Employee acknowledges that he or she has been advised to consult with an attorney prior to signing this General Release and that he or she has in fact consulted with an attorney, that the Terminated Employee understands that he or she is not waiving any claims that may arise after the date of this General Release, that the Terminated Employee has been given a period of at least 21 days in which to consider whether to enter into this
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General Release, and that the Terminated Employee is entering into this General
Release of his or her own free will.

     The Terminated Employee further acknowledges and understands that he or she may revoke this General Release within 7 days from the date it is executed by
                                       ------
him or her and that this General Release shall not become effective or enforceable until that 7-day period has expired. Such a revocation will immediately void all of the promises and obligations set forth in this General Release and Sections of that certain letter agreement dated as of July 22, 1999 between the Company and the Terminated Employee, including but not limited to any of the Company's obligations to remit the sums set forth therein.


                                           -----------------------------
                                                   Glenn Falcao

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